Issuer Free Writing Prospectus Filed pursuant to Rule 433(d) Registration No. 333-194685-01 September 10, 2015

American Airlines, Inc.

$1,061,768,000

2015-2 Pass Through Trusts

Pass Through Certificates, Series 2015-2

Pricing Term Sheet, dated September 10, 2015 to the preliminary prospectus supplement dated September 10, 2015 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc.

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2015-2AA (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2015-2A (“Class A Certificates”)	Class B Pass Through Certificates, Series 2015-2B (“Class B Certificates”)

Amount:	$583,226,000	$239,271,000	$239,271,000

Price to Public:	100%	100%	100%

CUSIP:	02377B AB2	02377B AA4	02377B AC0

ISIN:	US02377BAB27	US02377BAA44	US02377BAC00

Coupon/Stated Interest Rate:	3.60%	4.00%	4.40%

Make-Whole Spread Over Treasuries:	0.20%	0.30%	0.45%

Available Amount under the Liquidity Facilities at March 22, 2016[1]:	$31,494,204	$14,356,260	$15,791,886

Initial “Maximum Commitment” under the Liquidity Facilities:	$31,494,204	$14,356,260	$15,791,886

Underwriters’ Purchase Commitments:
Morgan Stanley & Co. LLC	$90,983,256	$37,326,276	$37,326,276
Citigroup Global Markets Inc.	$90,983,256	$37,326,276	$37,326,276
Credit Suisse Securities (USA) LLC	$90,983,256	$37,326,276	$37,326,276
Deutsche Bank Securities Inc.	$90,983,256	$37,326,276	$37,326,276
Goldman, Sachs & Co.	$90,983,256	$37,326,276	$37,326,276
Barclays Capital Inc.	$29,161,300	$11,963,550	$11,963,550
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$29,161,300	$11,963,550	$11,963,550
BNP Paribas Securities Corp.	$14,580,650	$ 5,981,775	$ 5,981,775
Credit Agricole Securities (USA) Inc.	$26,245,170	$10,767,195	$10,767,195
J.P. Morgan Securities LLC	$29,161,300	$11,963,550	$11,963,550

Underwriting Commission:	$11,148,564

Concession to Selling Group Members:	0.50%	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%	0.25%

Settlement:	September 24, 2015 (T+10), the tenth business day after the date hereof

[1]	The first Regular Distribution Date.

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.